UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Administrative Proceedings Rulings
Release No. 4936 / July 28, 2017

Administrative Proceeding
File No. 3-18083

In the Matter of **Aquentium, Inc., Del Toro Silver Corp., Islet Sciences, Inc.,** and **Sealand Natural Resources Inc.**	**Order Scheduling Hearing and Designating Presiding Judge**

IT IS ORDERED that the hearing in this matter commence at 9:30 a.m., Wednesday, August 23, 2017, in the Commission Headquarters Offices, Hearing Room 2, 100 F Street, N.E., Washington, D.C. 20549.

IT IS FURTHER ORDERED that Chief Administrative Law Judge Brenda P. Murray preside at the hearing in these proceedings and perform other and related duties in accordance with the Commission's Rules of Practice.

IT IS FURTHER ORDERED that the parties confer and notify the presiding judge of a suggested date and time for a prehearing conference which will be conducted telephonically unless the parties prefer otherwise.

Service of all orders and rulings on parties is made by the Commission's Office of the Secretary, or other duly authorized Commission officer, pursuant to Commission Rule of Practice 141, 17 C.F.R. § 201.141. All issuances by administrative law judges are posted on the Commission's website at http://www.sec.gov/alj.

For the Commission, by its Chief Administrative Law Judge, pursuant to delegated authority.

Brenda P. Murray
Chief Administrative Law Judge